Exhibit 10.5
AMBAC FINANCIAL GROUP, INC.
DEFERRED SHARE UNIT AGREEMENT
[NAME] (the “Participant”) has been granted a Full Value Award under the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Plan”) in the form of deferred share units (the “Award”). The Award shall be effective as of [DATE] (the “Grant Date”). The Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).
1.Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Plan.
2.    Grant of Deferred Share Units. Subject to the terms of this Agreement and the Plan, effective as of the Grant Date the Participant is hereby granted [NUMBER] deferred share units (the “Deferred Share Units”). This Award contains the right to dividend equivalent units (“Dividend Equivalent Units”) as described in Section 3. Each Deferred Share Unit shall become vested as described in Section 4 and each vested Deferred Share Unit shall be settled in accordance with Section 5.
3.    Dividend Equivalent Units. The Participant shall be entitled to Dividend Equivalent Units in accordance with the following:

(a)
If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Deferred Share Units outstanding (i.e., the number of Deferred Share Units granted hereunder less the number of such Deferred Share Units that have settled in accordance with Section 5 below) on the applicable dividend record date, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date, rounded down to the nearest whole number.

(b)
If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the dividend payment date, the Participant shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Deferred Share Units outstanding on the applicable dividend record date, rounded down to the nearest whole number.

Dividend Equivalent Units shall be settled in accordance with Section 5. No Dividend Equivalent Units shall be credited with respect to previously credited Dividend Equivalent Units.
4.    Vesting of Deferred Share Units and Dividend Equivalent Units. All Deferred Share Units shall be fully vested as of the Grant Date. Dividend Equivalent Units shall be fully vested as of the related dividend record date.
5.    Settlement. Subject to the terms and conditions of this Agreement, (a) one-half (1/2) of the Deferred Share Units and associated Dividend Equivalent Units shall be settled on the first anniversary of the Grant Date or, if such day is not a business day, on the first business day thereafter, and (b) one-half (1/2) of the Deferred Share Units and associated Dividend Equivalent Units shall be settled on the second anniversary of the Grant Date or, if such day is not a business day, on the first business day thereafter; provided, however, that if the Participant’s employment with Ambac Financial Group, Inc. (the “Company”) and its Subsidiaries terminates for any reason prior to the second anniversary of the Grant Date, then all of the then outstanding Deferred Share Units and associated Dividend Equivalents Units shall be settled as soon as practicable (but no later than thirty (30) days) following such termination of employment, subject to Special Section 409A Rules in Section 17. The date on which settlement occurs is referred to as the “Settlement Date”. Settlement of the Deferred Share Units and associated Dividend Equivalent Units on a Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Deferred Share Unit and associated Dividend Equivalent Unit (any fractional share being rounded up to the next whole unit). Upon the settlement of any Deferred Share Units and Dividend Equivalent Units, such Deferred Share Units and Dividend Equivalent Units shall be cancelled.
6.    Withholding. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. Such withholding obligations shall be satisfied through amounts that the Participant is otherwise entitled to receive upon settlement of this Award. Notwithstanding the foregoing, if a tax withholding obligation with respect to tax imposed under the Federal Insurance Contributions Act (FICA) under sections 3101, 3121(a) and 3121(v)(2) of the Code (the “FICA Obligations”) is incurred with respect to any of the Deferred Share Units and associated Dividend Equivalent Units prior to the Settlement Date with respect to such Deferred Share Units and associated Dividend Equivalent Units (each date on which the FICA Obligation arises being referred to herein as a “Tax Vesting Date”) then, on the applicable Tax Vesting Date, that number of Deferred Share Units and associated Dividend Equivalent Units for which the Settlement Date has not occurred as of the Tax Vesting Date shall be settled with respect to that number of shares of Common Stock subject thereto having a Fair Market Value (determined as of the Tax Vesting Date) equal to the sum of the following:

(a)	the FICA Obligations;

(b)	the income tax imposed by section 3401 of the Code (or the corresponding withholding provisions of applicable state, local or foreign tax laws) as a result of the FICA Obligations; and

(c)	the amount necessary to pay the additional income tax on wages attributable to the pyramiding of the payments under subparagraphs 6(a) and (b).
In no event shall the value of the Deferred Share Units and associated Dividend Equivalent Units that are settled pursuant to subparagraphs 6(a), (b) and (c) exceed the amount that could be distributed pursuant to Treas. Reg. § 1.409A-3(j)(4)(vi).
7.    Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
8.    Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
9.    Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
10.    Adjustment of Award. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock, the Committee shall, in order to preserve the benefits or prevent the enlargement of benefits of this Award, and in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares subject to this Award and (b) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of this Award with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of this Award in return for cash payment of the current value of this Award, determined as though this Award is fully vested at the time of payment).
11.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally or through Ambac’s stock compensation administration system, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Company at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
12.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
13.    Amendments. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be.
14.    Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Agreement.
15.    Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

16.    Plan Governs. The Award evidenced by this Agreement is granted pursuant to the Plan, and the Deferred Share Units, Dividend Equivalent Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
17.    Special Section 409A Rules. To the fullest extent possible, amounts and other benefits payable under this Agreement are intended to comply with or be exempt from the provisions of section 409A of the Code. This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that the Company does not guarantee the tax treatment of the Award. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service (or, if earlier, upon the Participant’s death);

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder; and

(c)
for purposes of section 409A of the Code, the Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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